QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 20, 2003

UnitedGlobalCom, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-496-58	84-1602895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

4643 South Ulster Street, Suite 1300, Denver, CO 80237
(Address of Principal Executive Office)

(303) 770-4001
(Registrant's telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure.

        On October 6, 2003, Europe Acquisition, Inc. ("Europe Acquisition"), a wholly-owned subsidiary of UnitedGlobalCom, Inc. ("United" and, together with Europe Acquisition, the "Company"), commenced an exchange offer to acquire all of the outstanding shares of UGC Europe, Inc. ("UGC Europe"). Pursuant to the exchange offer, Europe Acquisition is offering to exchange 9.0 shares of United Class A common stock for each outstanding share of UGC Europe common stock not owned by United or its subsidiaries that is validly tendered and not properly withdrawn on or prior to the expiration date of the exchange offer, upon the terms and conditions set forth in the prospectus (the "Prospectus") related to the exchange offer, which was filed with the Securities and Exchange Commission (the "SEC") on October 6, 2003, as part of United's Registration Statement on Form S-4 (Registration No. 333-109496), and the related letter of transmittal. United currently owns 66.75% of UGC Europe's outstanding shares of common stock.

        The exchange offer is conditioned on the tender of a majority of the outstanding shares of UGC Europe common stock that are owned by persons other than United, Liberty Media Corporation ("Liberty"), any of United's or Liberty's respective subsidiaries or any of United's, Liberty's or UGC Europe's respective executive officers or directors. The Company may not waive this condition. The exchange offer is also conditioned on the tender of a sufficient number of outstanding shares of UGC Europe common stock such that, upon completion of the exchange offer, the Company will own at least 90% of the outstanding shares of UGC Europe common stock on a fully diluted basis. Europe Acquisition's obligation to exchange shares of United Class A common stock for UGC Europe common stock in the exchange offer is subject to additional conditions described in the Prospectus.

        If, upon the completion of the exchange offer, the Company owns 90% or more of the outstanding shares of UGC Europe common stock, United intends to effect a "short-form" merger with UGC Europe. As provided by Delaware law, this short-form merger may be effected without the approval or participation of UGC Europe's board of directors or the remaining holders of UGC Europe's common stock. United intends to effect the short-form merger as soon as practicable after it completes the exchange offer and obtains the requisite number of shares, unless United is prevented from doing so by a court or other legal requirement. In the short-form merger each share of UGC Europe common stock not tendered in the exchange offer would be converted into the right to receive the same consideration offered in the exchange offer, unless the holder of the shares of UGC Europe common stock properly exercises its appraisal rights under Delaware law, as described in the Prospectus.

        Following United's announcement of the exchange offer, on or about October 8, 2003, a purported stockholder of United filed a complaint in the Delaware Court of Chancery purporting to commence a class action lawsuit on behalf of the public holders of UGC Europe's Class A common stock against United, Europe Acquisition, UGC Europe, and certain officers and directors of United, styled as Mitchell Prince v. UnitedGlobalCom, Inc. et al. (C.A. No. 20598). On October 21, 2003, the plaintiff filed an amended complaint in the Delaware Court of Chancery. In general, the complaint alleges that the defendants breached their fiduciary duties in connection with the exchange offer by making incomplete and misleading disclosures to the UGC Europe stockholders, and that the exchange offer is at an unfair price. Among the remedies demanded, the complaint seeks to enjoin the exchange offer and obtain declaratory relief, unspecified damages and rescission.

        United is defending this action and does not expect its resolution to have a material adverse effect on United's financial condition or liquidity or, based on management's current assessment of the case, United's results of operations.

        On or about October 17, 2003, several stockholders of UGC Europe sent a letter to the special committee of the board of directors of UGC Europe. In the letter, such stockholders stated that they believe the exchange ratio in the exchange offer is inadequate and below fair value. Such stockholders also stated that they are prepared to meet with the special committee, as well as representatives of

UGC Europe, United and Liberty, to discuss the exchange ratio and other issues relating to offer. A copy of the letter is included herewith as Exhibit 99.1.

        On October 20, 2003, UGC Europe announced that a special committee of its board of directors determined that the exchange offer is not in the best interests of UGC Europe's stockholders, other than United and its affiliates, and accordingly recommended that UGC Europe's stockholders reject United's offer and not tender their shares in the exchange offer. More detailed information regarding these matters appear in the Schedule 14D-9 filed by UGC Europe with the SEC on October 20, 2003.

Item 7. Financial Statements and Exhibits.

  (c)
  Exhibits.

Exhibit Number	Description
99.1	Letter, dated October 17, 2003, from certain stockholders of UGC Europe, Inc. to the special committee of the board of directors of UGC Europe.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEDGLOBALCOM, INC.
By:	/s/ ELLEN P. SPANGLER Ellen P. Spangler Senior Vice President

Date: October 23, 2003

EXHIBIT INDEX

Exhibit Number	Description
99.1	Letter, dated October 17, 2003, from certain stockholders of UGC Europe, Inc. to the special committee of the board of directors of UGC Europe.

QuickLinks

  Item 5. Other Events and Regulation FD Disclosure.
  Item 7. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX